SECURITIES AND EXCHANGE COMMISSION
                               Washington D.C.  20549

          FORM 15 - Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of
                         the Securities Exchange Act of 1934.

                          Commission File Number:  333-38879


                         IMPERIAL CMB TRUST SERIES 1997-2
              (Exact name of registrant as specified in its charter)

          20371 IRVINE AVENUE, SANTA ANA HEIGHTS, CALIFORNIA, 92707
                                  (714) 556-0122
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          IMPERIAL CMB TRUST SERIES 1997-2
                          COLLATERALIZED ASSET-BACKED NOTES
              (Title of each class of securities covered by this Form)

                                        NONE
               (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


               Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

              Rule 12g-4(a)(1)(i)    [X]     Rule 12h-3(b)(1)(ii)    [X]
              Rule 12g-4(a)(1)(ii)   [ ]     Rule 12h-3(b)(2)(i)     [ ]
              Rule 12g-4(a)(2)(i)    [ ]     Rule 12h-3(b)(2)(ii)    [ ]
              Rule 12g-4(a)(2)(ii)   [ ]     Rule 15d-6              [ ]
              Rule 12h-3(b)(1)(i)    [ ]

          Approximate number of holders of record as of the certification or notice date:  11

                            SEE ATTACHED CERTIFICATION


          Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


          DATE:  March 24, 1998                BY:  /s/ Judy L. Gomez
                                               Judy L. Gomez
                                               Assistant Vice President
                                               Bankers Trust Company
                                               of California, N.A.


          Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.


                          ACCOUNT HOLDER CERTIFICATION

                        IMPERIAL CMB TRUST SERIES 1997-2
                       COLLATERIALIZED ASSET-BACKED NOTES

                        Commission File Number:  333-38879

          I hereby certify that the following information is correct:

                                         CERTIFICATE HOLDERS
              NAME OF SECURITY           AS OF DECEMBER 31, 1997.

                    CERTS                            1

                    A                                6

                    M-1                              2

                    M-2                              1

                    B                                1


                      TOTAL                         11


          Date:  March 24, 1998

                                Bankers Trust Company of California, N.A., not in its individual capacity but solely as a duly authorized agent of the Registrant pursuant to the Indenture dated as of November 1, 1997.

                                By:  /s/ Judy L. Gomez
                                Judy L. Gomez
                                Assistant Vice President
                                Bankers Trust Company of California, N.A.